EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to Common Stock of Mesoblast Limited dated as of 31 August 2022 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date:  6th September 2022

M&G Investment Management Limited

By: /s/ Owen Smith
Name: Owen Smith
Title: Regulatory Reporting Team Leader

M&G Investment Funds (3)

By: /s/ Owen Smith
Name: Owen Smith
Title: Regulatory Reporting Team Leader